Exhibit 99.1

Auddia Inc. Releases New Investor Presentation

Updates include acquisition and usage metrics for the faidr and Vodacast platforms.

BOULDER, CO May 23, 2022 / Auddia Inc. (NASDAQ: AUUD) (NASDAQ: AUUDW) ("Auddia" or the "Company”), developer of a proprietary AI platform for audio and innovative technologies for podcasts that is reinventing how consumers engage with radio, today announced that it has released a new investor presentation, which can be found on its website at https://investors.auddiainc.com/.

Among other updates, the new investor presentation includes Auddia’s most recent user acquisition and usage metrics for both its faidr and Vodacast platforms.

The updated faidr metrics information includes:

•	faidr Installs to date (as of May 19, 2022) – 42,230
•	Monthly Active Users (as of May 19, 2022) – 30,000
•	Cost-per-install (average for May 2022) – $3.31
•	Updated number of radio stations available in the app (as of May 10, 2022) – 5,200+

The updated Vodacast metrics information includes:

•	Vodacast Installs to date (as of May 19, 2022) – 17,393
•	Monthly Active Users (as of May 19, 2022) – 3,699
•	All-time Retention Percentage (as of May 19, 2022) – 21%
•	Feed Engagement (for month of April 2022) – 94%

About Auddia Inc.

Auddia is reinventing how consumers engage with audio through the development of a proprietary AI platform for audio and innovative technologies for podcasts. Auddia offers two industry firsts–the ability to listen to any AM/FM radio station with added personalized content and no commercials, as well as podcasts with an interactive digital feed that supports deeper stories and delivers digital revenue to podcasters. Both offerings address large and rapidly growing audiences with strong purchase intent. For more information, visit: www.auddia.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the Company's current expectations about future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes" and "expects" or similar expressions, are forward-looking statements. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the Company's current plans and expectations, as well as future results of operations and financial condition. These and other risks and uncertainties are discussed more fully in our filings with the Securities and Exchange Commission. Readers are encouraged to review the section titled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, as well as other disclosures contained in the Annual Report and subsequent filings made with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations:

Kirin Smith, President

PCG Advisory, Inc.

ksmith@pcgadvisory.com

(646) 823-8656

www.pcgadvisory.com